Exhibit 3.1.1

Delaware	PAGE 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “KINEX PHARMACEUTICALS, INC.”, FILED IN THIS OFFICE ON THE THIRTEENTH DAY OF JULY, A.D. 2015, AT 5:57 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

3723385 8100	AUTHENTICATION: 2551231
151043327	DATE: 07-13-15

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 05:57 PM 07/13/2015 FILED 05:57 PM 07/13/2015 SRV 151043327 – 3723385 FILE

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF KINEX PHARMACEUTICALS, INC.

Kinex Pharmaceuticals, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

1. That at a meeting of the Board of Directors of Kinex Pharmaceuticals, Inc., resolutions were duly adopted setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. Such resolutions provide for the amendment and restatement of subsection (a) of Article “FOURTH” of the Amended and Restated Certificate of Incorporation in its entirety to authorize up to 500,000,000 shares of Common Stock (with the exact number of shares to be authorized to be fixed by subsequent resolution of the Board of Directors):

2. That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

3. That thereafter, at a meeting of the Board of Directors, resolutions were duly adopted setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation and declaring said amendment to be advisable. Such resolutions provide for, in accordance with the previous approval by the stockholders of the Corporation, the amendment and restatement of subsection (a) of Article “FOURTH” of the Amended and Restated Certificate of Incorporation in its entirety to read as follows:

“FOURTH:

(a) Authorized Stock. The total number of shares of all classes of stock which the Corporation shall have authority to issue is TWO HUNDRED FIFTY MILLION (250,000,000) shares. Of these (i) TWO HUNDRED FORTY-NINE MILLION, NINE HUNDRED FOURTEEN THOUSAND (249,914,000) shares shall be shares of Common Stock par value $.001 per share with voting rights (the “Voting Common Stock”); and (ii) EIGHTY-SIX THOUSAND (86,000) shall be shares of Common Stock par value $.001 per share without voting rights (“Non-Voting Common Stock”). The Non-Voting Common Stock and Voting Common Stock are referred to collectively herein as the “Common Stock”.”

4. That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, this Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Corporation has been executed by a duly authorized officer of the Corporation on this 13th day of July, 2015.

/s/ Flint Besecker
Flint Besecker, Secretary